Exhibit 99.1

Inergy Reports Record First Quarter Earnings and Raises 2009 Outlook

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Distributable Cash Flow Up 46%

Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (February 4, 2009) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported record results of operations for the quarter ended December 31, 2008, the first quarter of fiscal 2009.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $102.0 million for the quarter ended December 31, 2008, an increase of $27.9 million, or approximately 38% from $74.1 million for the quarter ended December 31, 2007. Net income, excluding certain items as discussed below, was $58.3 million for the quarter ended December 31, 2008, or $0.93 per diluted limited partner unit, and $35.9 million or $0.55 per diluted limited partner unit in the same quarter of last year.

As previously announced, the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.645 per limited partner unit ($2.58 annually) for the quarter ended December 31, 2008. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 13, 2009.

“Our first quarter performance was outstanding, building on our track record of consistency,” said John Sherman, President and CEO of Inergy. “The combination of 3% colder-than-normal temperatures and lower energy commodity prices has created a favorable environment for our operating businesses that continues in the second quarter. Our midstream expansion projects are moving forward utilizing the strength and flexibility of our balance sheet. We are well positioned to deliver another solid performance in 2009 as well as continue the execution of our growth strategy on behalf of our investors.”

During each of the three months ended December 31, 2008 and 2007, Inergy sold approximately 104.4 million retail gallons of propane. Retail propane gross profit, excluding certain items as discussed below, was $120.7 million for the quarter ended December 31, 2008, compared to $92.2 million for the quarter ended December 31, 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $32.0 million in the quarter ended December 31, 2008, compared to $25.0 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $22.0 million for the quarter ended December 31, 2008, from $20.1 million for the same quarter in the prior year.

Exclusions from net income discussed above included a loss of $0.7 million and a gain of $1.1 million on the disposal of excess property, plant, and equipment during the three months ended December 31, 2008 and 2007, respectively. Also excluded from net income and gross profit discussed above was a non-cash charge of $0.4 million and $0.1 million during the three months ended December 31, 2008 and 2007, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

For the quarter ended December 31, 2008, operating and administrative expenses increased to $72.8 million compared to $63.2 million in the same period of fiscal 2007.

Inergy increases its previously announced Adjusted EBITDA guidance from a range of $277 million to $294 million to a range of $300 million to $315 million for the full fiscal year ended September 30, 2009.

Inergy Holdings, L.P.

As discussed above, the $0.645 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $14.3 million with respect to the first fiscal quarter of 2009. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.675 per limited partner unit, or $2.70 on an annualized basis. This represents an approximate 21% increase over the $0.56 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on February 13, 2009.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, February 4, 2009, to discuss results of operations for the first fiscal quarter of 2009 and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 82862680.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of fixed assets, and long-term incentive and equity compensation expenses. Item 6 to the Partnership’s Annual Report on Form 10-K provides a historical reconciliation of net income to EBITDA and Adjusted EBITDA; however, it is impractical for the Partnership to reconcile EBITDA and Adjusted EBITDA for the forecasted period.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or ability to service debt obligations. We believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our ability to make the minimum quarterly distribution and are presented solely as a supplemental measure. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2008 and 2007

(in millions, except per unit data)

	Three Months Ended December 31,
	2008	2007
	(Unaudited)
Revenue:
Propane	$409.2	$402.6
Other	124.8	112.0

	534.0	514.6

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	283.2	307.3
Other	76.5	70.1

	359.7	377.4

Gross profit	174.3	137.2
Expenses:
Operating and administrative	72.8	63.2
Depreciation and amortization	26.3	22.8
Gain (loss) on disposal of assets	(0.7)	1.1

Operating income	74.5	52.3

Other income (expense):
Interest expense, net	(16.8)	(14.9)
Other income	—	0.1

Income before income taxes and interest of non-controlling partners in ASC	57.7	37.5

Provision for income taxes	(0.1)	(0.3)
Interest of non-controlling partners in ASC’s consolidated net income	(0.4)	(0.3)

Net income	$57.2	$36.9

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$10.7	$8.5
Distributions paid on restricted units	0.1	0.1

Total interest in net income not attributable to limited partners’	$10.8	$8.6

Total limited partners’ interest in net income	$46.4	$28.3

Net income per limited partner unit:
Basic	$0.91	$0.57

Diluted	$0.91	$0.57

Weighted average limited partners’ units outstanding (in thousands):
Basic	50,852	49,658

Diluted	50,864	49,773

	Three Months Ended December 31,
	2008	2007
	(Unaudited)
Supplemental Information:

Retail gallons sold	104.4	104.4

Cash	$18.9	$23.1

Outstanding debt:
Working capital facility	$116.0	$82.5
Acquisition facility	212.0	121.0
Senior unsecured notes	825.0	625.0
Fair value adjustment on senior unsecured notes	8.3	1..2
Bond premium(e)	3.7	—
ASC credit agreement	10.1	11.6
Other debt	19.8	15.7

Total debt	$1,194.9	$857.0

Total partners’ capital	$620.6	$742.1

EBITDA:
Net income	$57.2	$36.9
Interest expense, net	16.8	14.9
Interest of non-controlling partners in ASC’s ITDA(f)	(0.1)	(0.2)
Provision for income taxes	0.1	0.3
Depreciation and amortization	26.3	22.8

EBITDA (a)	$100.3	$74.7
Non-cash (gain) loss on derivative contracts	0.4	0.1
(Gain) loss on the disposal assets	0.7	(1.1)
Non-cash compensation expense	0.6	0.4

Adjusted EBITDA (a)	$102.0	$74.1

Distributable cash flow:
Adjusted EBITDA (a)	$102.0	$74.1
Cash interest expense (b)	(16.2)	(14.4)
Maintenance capital expenditures (c)	(1.5)	(1.8)
Income tax expense	(0.1)	(0.3)

Distributable cash flow (d)	$84.2	$57.6

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs and bond premium.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2008 and 2007

(in millions, except per unit data)

	Three Months Ended December 31,
	2008	2007
	(Unaudited)
Revenue:
Propane	$409.2	$402.6
Other	124.8	112.0

	534.0	514.6
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	283.2	307.3
Other	76.5	70.1

	359.7	377.4

Gross profit	174.3	137.2
Expenses:
Operating and administrative	73.0	63.4
Depreciation and amortization	26.3	22.8
Gain (loss) on disposal of assets	(0.7)	1.1

Operating income	74.3	52.1
Other income (expense):
Interest expense, net	(17.2)	(15.5)
Other income	—	0.1

Income before gain on issuance of units in Inergy, income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	57.1	36.7
Gain on issuance of units in Inergy, L.P.	0.3	—
Provision for income taxes	(0.5)	(0.5)
Interest of non-controlling partners in Inergy, L.P.’s net income	(42.1)	(25.7)
Interest of non-controlling partners in ASC’s consolidated net income	(0.4)	(0.3)

Net income	$14.4	$10.2

Partners’ interest information:
Less distribution paid on restricted units	$0.2	$—

Net income available to limited partners’ units	$14.2	$10.2

Net income per limited partner unit:
Basic	$0.71	$0.51

Diluted	$0.71	$0.50

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,023	20,008

Diluted	20,023	20,285